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Exhibit 99.3

FAMILY GOLF CENTERS RECEIVES NOTICES OF DEFAULT

Melville, New York, May 3, 2000 - Family Golf Centers, Inc. (NASDAQ:NM FGCI) announced today that it has received notices of default from its lenders under its $130 million credit facility and under its Bank of America loan agreement for the company's failure to make its monthly interest payments which were due on May 1, 2000. As a result of such defaults, the lenders have accelerated the company's obligations under such loan agreements and, accordingly, all amounts outstanding are now immediately due and payable. In addition, the lenders under the company's $130 million credit facility have notified the company that it is prohibited from making any payment to the holders of the company's 5 3/4 convertible subordinated notes. In light of these defaults, the company is exploring its alternatives, including, among other things, seeking protection under Chapter 11 of the U.S. Bankruptcy Code.

CONTACT: Family Golf Centers
Krishnan P. Thampi, President and
Chief Operating Officer
Jack Caliolo, Chief Financial Officer
516/694-1666 - Telephone
IR@familygolf.com